Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix announces fourth quarter 2025 dividend
LAKELAND, Fla., Oct. 1, 2025 — The Publix board of directors declared a quarterly dividend of 11.05 cents per share on its common stock.
When the dividend will be paid
The dividend will be paid on Nov. 3, 2025, either through direct deposit or mailed as a check to stockholders of record as of the close of business on Oct. 15, 2025.
Sign up for direct deposit
To elect direct deposit of dividends, visit corporate.publix.com/stock and select Publix Stockholder Online at the bottom of the page. After registering for a confidential online account, log in and select Dividends > Payment Preferences.
Direct deposit elections can also be made by completing the online Direct Deposit Authorization for Publix Stock Dividends form at corporate.publix.com/stock > Stockholder Resources > Forms. Print and sign the form as indicated, then send it with a voided check to Publix stockholder services.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,421 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 28 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###